Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

November 4, 2025

Strategy Inc

1850 Towers Crescent Plaza

Tysons Corner, Virginia 22182

Re:	Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-284510) (the “Registration Statement”) filed by Strategy Inc, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, an indeterminate amount of (i) shares of 10.00% Series A Perpetual Strife Preferred Stock, par value $0.001 per share, with a stated amount of $100 per share (the “STRF Preferred Stock”), (ii) shares of Variable Rate Series A Perpetual Stretch Preferred Stock, $0.001 par value per share, with a stated amount of $100 per share (the “STRC Preferred Stock”), (iii) shares of 10.00% Series A Perpetual Stride Preferred Stock, par value $0.001 per share, with a stated amount of $100 per share (the “STRD Preferred Stock” and, together with the STRF Preferred Stock and the STRC Preferred Stock, the “Preferred Stock”), and (iv) shares of class A common stock, par value $0.001 per share (the “Common Stock”), of the Company, which may be issued from time to time on a delayed or continuous basis by the Company pursuant to Rule 415 under the Securities Act, as set forth in the Registration Statement, the base prospectus contained therein (the “Base Prospectus”), the base prospectus supplement, dated November 4, 2025 (the “Base Prospectus Supplement”), and the annexes to the Base Prospectus Supplement dated November 4, 2025 setting forth the specific terms of each class or series of securities being offered thereunder (the “Prospectus Supplement Annexes” and, together with the Base Prospectus and the Base Prospectus Supplement, the “Prospectus”). The Prospectus relates to the issuance and sale from time to time by the Company of (i) up to an aggregate of $1,659,967,526.88 of shares of STRF Preferred Stock, (ii) up to an aggregate of $4,200,000,000.00 of shares of STRC Preferred Stock, (iii) up to an aggregate of $4,133,799,112.67 of shares of STRD Preferred Stock and (iv) up to an aggregate of $15,854,365,265.54 of shares of Common Stock, (collectively, the “Shares”). The Shares are to be issued and sold pursuant to a Sales Agreement, dated November 4, 2025, between the Company and TD Securities (USA) LLC, Barclays Capital Inc., The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Cantor Fitzgerald & Co., Clear Street LLC, Compass Point Research & Trading, LLC, H.C. Wainwright & Co., LLC, Keefe, Bruyette & Woods, Inc., Maxim Group LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, Santander US Capital Markets LLC, SG Americas Securities, LLC and TCBI Securities, Inc., doing business as Texas Capital Securities (the “Sales Agreement”). The preferences, limitations and relative rights of each series of Preferred Stock offered under the Prospectus are set forth in the respective certificates of designations, dated as of March 25, 2025, relating to the STRF Preferred Stock, dated as of July 29, 2025, relating to the STRC Preferred Stock, and dated as of June 10, 2025, relating to the STRD Preferred Stock, each establishing the terms of such series of Preferred Stock (the “Certificates of Designations”) and the number of shares of each series of preferred stock offered under the prospectus are set forth in the respective certificates of increase, dated as of July 25, 2025 relating to the STRF Preferred Stock, dated as of July 31, 2025 relating to the STRC Stock, dated as of July 25, 2025 relating to the STRD Preferred Stock (the “Certificates of Increase”). We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares.

We have examined and relied upon copies of the Registration Statement and the Prospectus, as filed with the Commission, including the exhibits thereto. We have also examined and relied upon the Sales Agreement, the Second Restated Certificate of Incorporation of the Company (as amended and supplemented to date, including as amended and supplemented by the Certificates of Designations and the Certificates of Increase, the “Second Restated Certificate”), the Second Amended and Restated By-Laws of the Company (the “Bylaws”) and minutes of meetings of the stockholders and the Board of Directors of the Company including duly authorized committees thereof as provided to us by the Company.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents and the completeness and accuracy of the corporate minute books of the Company.

We have relied as to certain matters on information obtained from public officials and officers of the Company, and we have assumed (i) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and any applicable prospectus supplement or annex; (ii) there will be sufficient shares of each applicable class or series of Shares authorized under the Second Restated Certificate and not otherwise reserved for issuance; and (iii) at the time of the issuance and sale of the Shares, the Company will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

We are expressing no opinion herein as to the application of any federal or state law or regulation to the power, authority or competence of any party to any agreement with respect to the classes or series of Shares being offered and sold pursuant to the Prospectus other than the Company. We have assumed that such agreements are, or will be, the valid and binding obligations of each party thereto other than the Company, and enforceable against each such other party in accordance with their respective terms.

We have assumed for purposes of our opinion below that no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any such agreement, or, if any such authorization, approval, consent, action, notice or filing is required, it will have been duly obtained, taken, given or made and will be in full force and effect. We have also assumed that there will not have occurred, prior to the date of issuance of any Shares, any change in law affecting the validity or enforceability of such Shares and that at the time of the issuance and sale of such Shares, the Board of Directors of the Company (or any committee of the Board of Directors pursuant to authority properly delegated to such committee by the Board of Directors of the Company) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of such Shares.

We also express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware. We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. We also express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers thereof and have been issued by the Company against payment therefor in an amount not less than the par value thereof in accordance with the terms of the Sales Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that (a) the issuance and sale of the Shares will be in accordance with the express authority and approval (including, without limitation, with respect to the price, quantity and timing of sale of the Shares) theretofore established by the Board of Directors of the Company (or one or more duly authorized committees of such Board of Directors) in accordance with the DGCL, the Second Restated Certificate and the Bylaws; (b) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL; and (c) upon the issuance of any Shares, the total number of such class or series of Shares that are issued and outstanding will not exceed the total number of such class or series that the Company is then authorized to issue under either the respective Certificate of Increase for the Preferred Stock, or the Charter for the Common Stock.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Shares and to the use of our name therein and in the related Prospectus Supplement Annexes under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP
By:	/s/ WILMER CUTLER PICKERING HALE AND DORR LLP
WILMER CUTLER PICKERING HALE AND DORR LLP